Exhibit (d)(9)(vi)

EQ ADVISORS TRUST

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Second Amended and Restated Investment Advisory Agreement dated as of January 15, 2009 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and JPMorgan Investment Management Inc., a Delaware corporation (“Adviser”).

AXA Equitable and Adviser agree to modify the Second Amended and Restated Investment Advisory Agreement dated as of August 1, 2006, as amended (“Agreement”) as follows:

1. Removed Portfolio. All references to the EQ/JPMorgan Core Bond Portfolio of EQ Advisors Trust are hereby removed.

2 Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/JPMorgan Value Opportunities Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		JPMORGAN INVESTMENT MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Danielle K. Azua
	Steven M. Joenk Senior Vice President	Name: Title:	Danielle K. Azua Vice President

APPENDIX A

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee Rate*

EQ/JPMorgan Value Opportunities Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $50 million; 0.35% of the Portfolio’s average daily net assets in excess of $50 million and up to and including $150 million; 0.30% of the Portfolio’s average daily net assets in excess of $150 million and up to and including $650 million; and 0.25% of the Portfolio’s average daily net assets in excess of $650 million.

* The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.